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Hepion Pharmaceuticals, Inc.

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June 14, 2022

Hepion Pharma CEO Robert Foster Issues Letter to Shareholders

Dear Fellow Shareholder,

As a scientist and entrepreneur, it’s my belief that true leaders act with integrity to establish trust and inspire positive change, which is why I’m writing this letter to you today.

Hepion’s annual meeting is on June 24th, 2022. Among other items, shareholders are voting on whether to increase the number of authorized shares from 120 million to 200 million, as well as approval of the 2022 Omnibus Equity Incentive Plan for Hepion’s current and future employees.

Today I am asking for your vote supporting both of these measures, so that we can continue developing Rencofilstat, a drug that our team discovered for the treatment of serious liver diseases, including Nonalcoholic Steatohepatitis (‘NASH’) and Hepatocellular Carcinoma (‘HCC’).

There are no FDA approved drugs for the treatment of NASH; and HCC is the most prevalent type of liver cancer and is the 4th most common cause of cancer-related death. As a result, financial analysts estimate potential revenue for the first drugs approved to treat liver disease to be between $10 and $30 billion per year.

Our core scientific team at Hepion has a strong track record of previously discovering and developing a drug, voclosporin, through late-stage clinical trials for the treatment of autoimmune diseases. Voclosporin was approved by the FDA in January 2021 as the first oral medication for the treatment of lupus nephritis, a serious and potentially deadly disease affecting the kidneys.

But we didn’t get there overnight, we were faced with similar scenarios throughout the clinical trials.

Bringing A Drug To Market

As a pre-revenue company, we rely on issuing shares in our public company from time-to-time. We need to do this to pay our bills, and to consider using our shares as “currency” for business development initiatives.

Additionally, like most public companies, we rely on stock-based compensation to help attract and retain top talent. At a time when many biotech and large pharma companies are experiencing the “Great Resignation,” we need to offer compensation that is commensurate with other top-tier companies.

As you are considering this vote, I want to provide insight into the road ahead, as well as recap our team’s accomplishments to date.

Momentous Time

In Hepion’s Phase IIb trial of NASH patients taking Rencofilstat, which will begin this year, we will be evaluating antifibrotic and anti-inflammatory activity in the liver.

This means conducting a large trial, which is expensive, but necessary in order to be successful and potentially transformative.

In the Phase IIa trial for patients with HCC, also taking place this year, we will be testing Rencofilstat’s efficacy alone. Although it is too early to say, we may also need to explore a combination drug therapy, such as Rencofilstat with an anti-PD-1.

Positive Momentum

The Phase IIa results of our clinical trials in NASH patients taking Rencofilstat, show that there are positive effects on the liver, and in several important animal cancer studies we have seen a decrease in tumor burden.

As a result of our studies and safety data, the FDA reviewed the positive results and granted Hepion an IND for HCC, which allowed Rencofilstat to move directly to Phase IIa, a very important milestone for patients and the growth of our company.

Your Votes are Needed

Your commitment and belief in the science has allowed our team to reach these critical milestones, but we are asking for your continued support and vote to increase the number of authorized shares, as well as your vote in favor of the 2022 Omnibus Equity Incentive Plan, to further our business development beyond Phase IIb.

We believe that if we stay the course in developing Rencofilstat, the positive impact and benefits to those suffering with serious and life-threatening liver diseases could be as life changing as voclosporin’s discovery and development is to lupus nephritis.

Unprecedented Times

No doubt about it, we are facing challenging times: a war in Ukraine, mounting inflation, dramatic economic sanctions against Russia. All of these variables have contributed to a highly volatile market, which is why it’s imperative that we continue our investment to weather this storm.

As the executives and our Board continue to share a vested interest in Hepion, we believe our goals are directly aligned and beneficial for the shareholders.

I would also like to report that Institutional Shareholder Services, Inc. (“ISS”), one of the nation’s leading independent proxy advisory firms, has recommended that stockholders vote “FOR” Proposal 3 (2022 Omnibus Equity Incentive Plan) and Proposal 4 (Change in Authorized Shares).

The voting recommendations of ISS are relied upon by institutional investment firms, mutual funds, and other fiduciaries globally for independent advice on shareholder voting and corporate governance. ISS has no business relationship with Hepion, and Hepion did not engage or compensate ISS for its analysis or recommendations.

We look forward to working hard for the patients, our investors, and to executing the strategy we have outlined.

We hope that based on the science our team has developed to date, that we have earned your trust, and that you will strongly consider voting in favor of increasing the number of authorized shares and for the Omnibus Equity Incentive Plan, both of which we believe will ultimately speed Rencofilstat’s development.

Sincerely,

Robert Foster

President and Chief Executive Officer, Hepion Pharmaceuticals, Inc.